UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 14, 2017

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	000-30262	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 810

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Item 3.02 Unregistered Sales of Equity Securities; Item 3.03 Material Modification to Rights of Security Holders.

On August 14, 2017, Visualant, Incorporated (the “Company”) issued a senior convertible exchangeable debenture with a principal amount of $360,000 (the “Debenture”) and a common stock purchase warrant to purchase 1,440,000 shares of common stock (the “Warrant”) in a private placement to an accredited investor for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017 (the “Purchase Agreement”).

On the same date, the Company entered into a General Security Agreement with the investor, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all the Company’s assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, the Company’s Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by the Company to such entity is subordinated to amounts owed by the Company to the investor under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

In connection with the private placement, the placement agent for the Debenture and the Warrant received a cash fee of $30,000 and the Company expects to issue warrants to purchase shares of the Company’s common stock to the placement agent based on 10% of proceeds.

Under the terms of the Purchase Agreement, the investor may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

The private placement triggered a provision in the documents governing 23,334 outstanding shares of Series A Preferred Stock, 1,785,715 outstanding shares of Series C Preferred Stock and 1,016,004 outstanding shares Series D preferred Stock, which adjusted the conversion price of such Preferred Stock to $0.25 per share. In addition, the conversion price of a Convertible Note Payable of $210,000 and the exercise price of outstanding warrants to purchase 3,782,616 shares of common stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

The foregoing description of the transaction is qualified in its entirety by reference to the complete terms and conditions of the Securities Purchase Agreement, the Senior Secured Convertible Redeemable Debenture, the General Security Agreement, the Common Stock Purchase Warrant, and the Subordination Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibit 10.1-10.5, and incorporated by reference into this Item 3.02 and 3.03.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Securities Purchase Agreement dated August 14, 2017 by and between Visualant, Incorporated and accredited investor. (Filed herewith)

10.2	Senior Secured Convertible Redeemable Debenture dated August 14, 2017 by and between Visualant, Incorporated and accredited investor. (Filed herewith)

10.3	General Security Agreement dated August 14, 2017 by and between Visualant, Incorporated and accredited investor. (Filed herewith)

10.4	Common Stock Purchase Warrant dated August 14, 2017 issued by Visualant, Incorporated to accredited investor. (Filed herewith)

10.5	Subordination Agreement dated August 14, 2017 by and between an entity affiliated with Ronald P. Erickson and accredited investor. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson CEO

August 18, 2017